Exhibit 15.1

May 20, 2005

The Board of Directors and Stockholders
McMoRan Exploration Co.

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-121779) and related Prospectus of McMoRan Exploration Co. related to the registration of $140 million 5.25% Convertible Senior Notes due 2011 of our report dated May 2, 2005, relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that are included in its Form 10-Q for the quarter ended March 31, 2005.

Very truly yours,

/s/ Ernst & Young LLP